Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Tommy Pruitt	James Palczynski
Senior Communications Director	Principal and Director
843.574.3866	ICR, Inc.
203.682.8229

Force Protection, Inc. Announces Third Quarter Results

— Sales Increase 66% to $343 million on Strong Vehicles Sales, Expanded Sustainment Work —

— Third Quarter Earnings Climb to $0.29 Per Diluted Share —

Ladson, SC (November 10, 2008) - Force Protection, Inc (NASDAQ: FRPT) today announced results for the third quarter, ended September 30, 2008. Net sales for the period were $343.3 million, an increase of 66% versus the prior year’s level of $206.8 million. Net income for the third quarter was also strong, increasing to $19.9 million, or $0.29 per fully diluted share versus the year-ago net loss of ($0.8) million, or ($0.01) per diluted share.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We are very pleased with our third quarter financial results. Our improved performance was primarily due to growth in spare parts and services revenues and improved efficiencies in our vehicle manufacturing operations.”

The Company noted that the third quarter represented strong levels of MRAP production. Force Protection and its subcontractor, General Dynamics Land Systems (GDLS), delivered 422 Cougar vehicles during the third quarter. The Company noted that revenues derived from Cougar vehicles delivered represented total sales of $255.5 million during the quarter. This compares with 353 Cougar vehicles delivered in the third quarter of the prior year, which generated $176.9 million. Included in Cougar revenues are revenues from vehicles produced by GDLS under the GDLS Subcontract during the third quarter of 2008 totaling $106.9 million versus $33.3 million in the prior year’s quarter. Spare parts and services revenues during the third quarter of 2008 were $72.2 million versus $14.3 million during the year-ago third quarter. This growth reflected significant shipments of spare parts as well as field services and training. The Company also recorded $15.6 million of revenues in the third quarter from sales of the Company’s Buffalo vehicle.

Gross margin in the third quarter was 18.6% of net sales versus 10.9% in the prior year’s third quarter. This improvement was impacted by significant growth in spare parts and services revenues, which carry somewhat higher margins. Additionally, the Company noted that it has achieved substantial improvements in operating efficiency, particularly in the more efficient use of labor in manufacturing activities.  These gains were partially offset by the increased revenues in the third quarter associated with the vehicles produced by GDLS under the GDLS Subcontract, although the Company noted that unlike the prior year’s period it was able to record some gross profit on these revenues.

Mr. Moody continued, “We continue to focus intently on optimizing our manufacturing capacity for our expected levels of production. While we made excellent strides in this respect during the third quarter, we must continue to adjust our business as deliveries under the MRAP vehicle acquisition program come to a close during the upcoming fourth quarter.”

General and administrative expenses during the third quarter were $27.8 million, or 8.1% of sales, versus $21.7 million, or 10.5% of sales in the year-ago period. The increased expense level was driven primarily by higher levels of legal, accounting, auditing, and consulting fees associated with the completion of the Company’s restatement and audit work. Expenses were also driven by costs associated with employee severance and higher depreciation expense.

Research and development expenses during the quarter were $4.3 million versus $2.3 million in the year-ago quarter. These expenses were associated with the development of new products.

During the quarter, the Company completed development of its Cougar Restricted Terrain (RT) vehicle.  It expects to deliver these vehicles, which contain upgraded features including enhanced mobility and an improved power to weight ratio, and which address the operational requirements for restricted terrain environments such as Afghanistan, during the fourth quarter. The Company also completed development of ForceArmorTM, a proprietary add-on armor package which is tested and certified to address the threat of explosively formed projectiles. The Company also began rapid development work for a cargo variant of the Cougar.

Mr. Moody continued, “We are exceptionally pleased with the recent work from our research and development team. As a result of their efforts, we are pursuing several significant new business opportunities. While we have yet to receive the orders which would fully validate their innovation, we are very excited at the prospect of diversifying our business and demonstrating to our customers that we are a true technology leader in the safety and survivability market.”

The Company’s funded vehicle backlog, as of September 30, 2008, represented orders for a total of 335 vehicles, including 116 Cougar MRAPs (which includes 44 vehicles to be delivered by GDLS), 212 other Cougar variants, and 7 Buffalos. The Company noted that a recent contract award for 27 Buffalo vehicles has been received from U.S. Army Tank-Automotive and Armaments Command (TACOM) since the close of the third quarter. In addition, the Company continues to have an expectation of significant levels of service and support work related to its fielded fleet of vehicles.

The Company noted that at September 30, 2008, it continued to maintain a strong capital position, with no long-term debt and $79.4 million of cash. Additionally, the Company noted that, in order to create additional financial flexibility, in October 2008 it modified its credit agreement with Wachovia Bank to increase the principal amount to a maximum of $40 million and to extend the maturity date to April 30, 2010.

Mr. Moody concluded, “We are very pleased to continue to make progress in our operational and financial results. Our results in the third quarter reinforce our belief that we are a fundamentally strong company with an important, ongoing role to play in the survivability solutions market. We believe that there is an excellent opportunity to further develop our business, to continue to provide new technology and products to our customer and the war-fighter and, importantly, to create significant value for our shareholders.”

About Force Protection, Inc.

Force Protection, Inc. is a leading American designer, developer and manufacturer of life saving survivability equipment, predominantly ballistic- and blast-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones. The Company’s specialty vehicles, the Cougar, Buffalo, and the Cheetah, are designed specifically for reconnaissance, forward command and control, and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (IEDs, commonly referred to as roadside bombs). The Company is one of the original developers and primary providers of vehicles for the U.S. military’s Mine Resistant Ambush Protected, or MRAP, vehicle program. For more information on Force Protection and its vehicles, visit www.forceprotection.net.

Safe Harbor Language

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions by Force Protection’s management, and on information currently available to management. These forward looking statements, include, among other things: the growth and demand for Force Protection’s vehicles; the rate at which the Company will be able to produce those vehicles, including the deliveries of the Cougar Restricted Terrain vehicle; the Company’s ability to develop new technologies and products and the effectiveness of these technologies and products; and the Company’s expected financial and operating results, including its cash flow, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements. Examples of these factors include, but are not limited to, the Company’s ability to fulfill the above described orders on a timely basis, the ability to effectively manage the risks in the Company’s business, the ability to develop new technologies and products and the acceptance of these technologies and products; and other risk factors and cautionary  statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of September 30, 2008	As of December 31, 2007
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$79,398	$90,997
Accounts receivable, net	196,129	118,794
Inventories	105,799	140,639
Advances to subcontractor	6,150	25,106
Deferred income tax assets	12,780	14,530
Income taxes receivable	—	6,565
Other current assets	4,178	8,481
Total current assets	404,434	405,112
Property and equipment, net	62,897	66,707
Intangible assets, net	827	1,355
Deferred income tax assets	1,390	1,496
Total assets	$469,548	$474,670

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$125,158	$146,515
Due to United States government	19,315	18,969
Other current liabilities	31,948	20,710
Advance payments on contracts	26,051	56,552
Total current liabilities	202,472	242,746

Other long-term liabilities	139	295
	202,611	243,041

Commitments and contingencies

Shareholders’ equity:
Common stock	68	68
Additional paid-in capital	257,257	257,160
Retained earnings (accumulated deficit)	9,612	(25,599)
Total shareholders’ equity	266,937	231,629
Total liabilities and shareholders’ equity	$469,548	$474,670

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2008	2007	2008	2007
	(In Thousands, Except Per Share Data)
Net sales	$343,309	$206,794	$1,087,273	$450,278
Cost of sales	279,532	184,260	947,814	387,475
Gross profit	63,777	22,534	139,459	62,803

General and administrative expenses	27,817	21,708	73,967	56,113
Research and development expenses	4,306	2,344	10,205	10,848
Operating income (loss)	31,654	(1,518)	55,287	(4,158)

Other income, net	440	594	1,411	3,488
Interest expense	(2)	(55)	(225)	(86)
Income (loss) before income tax (expense) benefit	32,092	(979)	56,473	(756)

Income tax (expense) benefit	(12,185)	180	(21,262)	140
Net income (loss)	$19,907	$(799)	$35,211	$(616)
Earnings (loss) per common share:
Basic	$0.29	$(0.01)	$0.52	$(0.01)
Diluted	$0.29	$(0.01)	$0.51	$(0.01)
Weighted average common shares outstanding:
Basic	68,318	68,208	68,309	67,990
Diluted	68,381	68,208	68,372	67,990